Exhibit 10.5

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attention:	John Servidio
Telephone:	646-855-8900
Facsimile:	704-208-2869

November 20, 2009

To: Kilroy Realty, L.P.

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

Attention: Richard E. Moran

                   EVP and CFO

Telephone No.:	(310) 481-8400
Facsimile No.:	(310) 481-6500

Re: Additional Call Option Transaction (Ref: NY-39392)

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into among Bank of America, N.A. (“Dealer”), Kilroy Realty, L.P. (“Counterparty”) and Kilroy Realty Corporation (“Parent”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated November 16, 2009 (the “Offering Memorandum”) relating to the 4.25% Exchangeable Senior Notes due 2014 (the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) issued in an aggregate initial principal amount of USD 150,000,000 by Counterparty pursuant to an Indenture dated as of November 20, 2009 among Counterparty, Parent, as guarantor, and U.S. Bank National Association, as trustee (as in effect on the date of its execution, the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer, Counterparty and Parent as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer, Counterparty and Parent had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 20, 2009

Option Style:	“Modified American”, as set forth under “Exercise and Valuation” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Parent, par value USD 0.01 per share (Exchange symbol “KRC”)

Number of Options:	22,500. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	50%

Option Entitlement:	As of any date, a number equal to the product of the Applicable Percentage and the Exchange Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Exchange Rate pursuant to Section 13.06(g) or Section 13.12 of the Indenture, and subject to the terms of “Method of Adjustment” below), for each Exchangeable Note.

Strike Price:	USD 35.9315

Cap Price:	USD 42.8120

Premium:	USD 790,875.00

Premium Payment Date:	November 24, 2009

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Exercise and Valuation:

Exercise Period(s):	Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an

Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Exchange Date and ending on, and including, the Scheduled Valid Day immediately preceding the first day of the relevant Settlement Averaging Period for such Exerciseable Option; provided that in respect of Exercisable Options relating to Exchangeable Notes for which the relevant Exchange Date occurs on or after August 15, 2014, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date.

Exchange Date:	With respect to any exchange of Exchangeable Notes (other than Exchangeable Notes with respect to which Counterparty makes the direction described in Section 13.02(a) of the Indenture and the financial institution designated by Counterparty accepts such Exchangeable Notes in accordance with Section 13.02(b) of the Indenture) and the related Exerciseable Option, the “Exchange Date” for such Exchangeable Notes, as defined in Section 13.03 of the Indenture. For the avoidance of doubt, Exchangeable Notes are “accepted” for purposes of the foregoing upon the earlier of the declaration of the designated financial institution’s agreement to exchange such Exchangeable Notes or delivery of such Exchangeable Notes to such financial institution for purposes of such exchange.

Exercisable Options:	In respect of any Exercise Period (the “Relevant Exercise Period”), a number of Options equal to the lesser of:

(i) (A) the number of Exchangeable Notes with an Exchange Date occurring on the first day of such Exercise Period (other than any Exchangeable Notes with an Exchange Date occurring prior to August 15, 2014), minus (B) the number of “Exercisable Options” with an “Exercise Period” (as such terms are defined in the Base Call Option Transaction Confirmation letter agreement dated November 16, 2009 among Dealer, Counterparty and Parent (the “Base Call Option Confirmation”)) that is the same as the Relevant Exercise Period; and

(ii) the Number of Options as of the first day of the Relevant Exercise Period. If there are any other Exercisable Options as to which a prior Exercise Period has commenced but no Exercise Date has yet occurred which would thereby reduce the Number of Options as of the related Exercise Date (such other Exercisable Options, the “Other Exercisable Options”), then solely for the purposes of determining the number of Exercisable Options for the Relevant Exercise Period, the Number of Options on the first day of the Relevant Exercise Period shall be reduced by such Other Exercisable Options. Notwithstanding the foregoing, in no event shall the number of Exercisable Options exceed the Number of Options.

Expiration Time:	The Valuation Time

Expiration Date:	November 15, 2014, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable; and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options for such Exercise Period shall be deemed to be exercised on the final day of such Exercise Period; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Dealer.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised (the “Notice Deadline”) of (i) the number of such Options and (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date; provided that in respect of Exercisable Options relating to Exchangeable Notes with an Exchange Date occurring on or after August 15, 2014, such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Exercisable Options; provided further that, notwithstanding the foregoing, such notice (and the related exercise of Exercisable Options) shall be effective if given after the Notice Deadline but prior to 5:00 p.m. (New York City time) on the fifth Scheduled Valid Day of such Settlement Averaging Period, in which event the Calculation Agent shall have the right to adjust the number of Net Shares as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice prior to the Notice Deadline.

Notice of Gross Share Settlement:	If Counterparty has elected to satisfy exchange obligations with respect to Exchangeable Notes in Shares only (as described in Section 13.01(c) of the Indenture) (the “Gross Share Settlement”) then in order to exercise any Exercisable Options relating to such Exchangeable Notes, Counterparty (or the Trustee on behalf of the Counterparty) must notify Dealer of such election before 5:00 p.m. (New York City time) on the Exchange Business Day immediately following the day on which Counterparty has elected Gross Share Settlement; provided, however, that, notwithstanding the foregoing, Counterparty (or the Trustee on behalf of the Counterparty) must notify Dealer of such election before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the 62nd Scheduled Valid Day prior to the Expiration Date.

Valuation Time:	At the close of trading of the regular trading session on the Exchange.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“Market Disruption Event” means (1) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted to trading to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Valid Day for the Shares for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.

Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:	Dealer will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Exercisable Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Net Shares:	In respect of any Exercisable Option exercised or deemed exercised, a number of Shares equal to the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) (x) the Option Entitlement on such Valid Day multipled by (1) the amount by which the Cap Price exceeds the Strike Price, if the Relevant Price on such Valid Day is equal to or greater than the Cap Price, (2) the amount by which such Relevant Price exceeds the Strike Price, if such Relevant Price is greater than the Strike Price but less than the Cap Price or (3) zero, if such Relevant Price is less than or equal to the Strike Price; divided by (y) such Relevant Price, divided by (B) the number of Valid Days in such Settlement Averaging Period; provided that, if Counterparty has elected Gross Share Settlement of the Exchangeable Notes, then with respect to any Exercisable Option relating to Exchangeable Notes with an Exchange Date on or following August 15, 2014, the Net Shares shall be equal to the lesser of (i) a number of Shares determined as described above and (ii) a number of Shares equal to the Net Exchangeable Obligation Value for such Exercisable Option divided by the Obligation Value Price.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Valid Day:	A day on which (i) there is no Market Disruption Event, and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded; provided that if the Shares are not so listed or quoted, “Valid Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed (any such day, a “Business Day”).

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the primary United States national securities exchange or established system of automated dissemination of quotations of securities prices on which the Shares are listed, admitted for trading or approved for quotation. If the Shares are not so listed, admitted for trading or approved for quotation, “Scheduled Valid Day” means a Business Day.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page KRC.N <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a commercially reasonable manner using a volume-weighted method).

Net Exchangeable Obligation Value:	With respect to an Exercisable Option, (i) the Total Exchangeable Obligation Value for such Exercisable Option minus (ii) the principal amount of an Exchangeable Note that is being exchanged by Counterparty on the related Exchange Date pursuant to Section 13.11(b) of the Indenture.

Total Exchangeable Obligation Value:	With respect to an Exercisable Option, (i) the aggregate number of Shares, if any, that Counterparty is obligated to deliver to the holder of an Exchangeable Note on the related Exchange Date pursuant to Section 13.11(b) of the Indenture, multiplied by (ii) the Obligation Value Price.

Obligation Value Price:	The opening price as displayed under the heading “Op” on Bloomberg page KRC.N <equity> (or any successor thereto) on the Obligation Value Date.

Obligation Value Date:	Settlement Date

Settlement Averaging Period:	For any Exercisable Option, (x) if Counterparty (or the Trustee) has delivered, in accordance with the terms set forth above, a Notice of Exercise to Dealer with respect to such Exercisable Option with an Exchange Date occurring prior to August 15, 2014, the thirty (30) consecutive Valid Day period beginning on and including the third Scheduled Valid Day following such Exchange Date (or the sixty (60) consecutive Valid Days commencing on, and including, the third Scheduled Valid Day following such Exchange Date if Counterparty has delivered a Notice of Gross Share Settlement to Dealer on or prior to the second Scheduled Valid Day following such Exchange Date) or (y) if Counterparty has, on or following August 15, 2014 delivered a Notice of Exercise to Dealer with respect to such Exercisable Option with an Exchange Date occurring on or following August 15, 2014, the thirty (30) consecutive Valid Days commencing on, and including, the thirty-second (32nd) Scheduled Valid Day immediately prior to the Expiration Date (or the sixty (60) consecutive Valid Days (the “Gross Physical Settlement Averaging Period”) commencing on, and including, the sixty-second (62nd) Scheduled Valid Day immediately prior to the Expiration Date if Counterparty has delivered a Notice of Gross Share Settlement to Dealer on or prior to the second Scheduled Valid Day following such Exchange Date).

Settlement Date:	For any Exercisable Option, the date Shares will be delivered with respect to the Exchangeable Notes related to such Exercisable Option, under the terms of the Indenture; provided that if Counterparty has delivered a Notice of Gross Share Settlement to Dealer for such Exercisable Option in accordance with the provisions of “Notice of Gross Physical Settlement” above, then, other than with respect to the Exercisable Options relating to Exchangeable Notes for which the relevant Exchange Date occurs on or after August 15, 2014, the Settlement Date shall be the date that is one Settlement Cycle following the last day of the applicable Settlement Averaging Period.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status under applicable securities laws and Parent’s Articles of Amendment and Restatement, as amended from time to time (the “Charter”).

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 13.06(a), (b), (c), (d) or (e) or Section 13.11(d) of the Indenture, that would result in an adjustment to the Exchange Rate of the Exchangeable Notes, in each case, determined as if the third paragraph of Section 13.06(g) were not in the Indenture; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Exchange Rate pursuant to Section 13.06(g) or Section 13.12 of the Indenture.

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding anything to the contrary in the Equity Definitions, upon any adjustment to the Exchange Rate of the Exchangeable Notes pursuant to the Indenture (other than Section 13.06(g) or Section 13.12 of the Indenture, and determined as if the third paragraph of Section 13.06(g) were not in the Indenture), (i) the Calculation Agent shall make a corresponding adjustment to any of the Strike Price, Number of Options and the Option Entitlement and (ii) the Calculation Agent may make any further adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value to Dealer, after taking into account such Potential Adjustment Event, of the embedded call options on the Shares it owns that have an implicit strike price equal to the Cap Price; provided that in no event shall the Cap Price be less than the Strike Price. Notwithstanding the foregoing, for the purposes of determining any corresponding adjustment to any of the Strike Price, Number of Options and the Option Entitlement pursuant to clause (i) above, the related adjustment to the Exchange Rate shall be calculated pursuant to the terms of the Indenture as if the Indenture did not include (A) the penultimate paragraph of each of Section 13.06(c) and (e) of the Indenture (and such adjustment to the Transaction shall be made upon completion of the 10 Trading Day period (as such term is defined in the Indenture) referred to in the penultimate paragraph of Section 13.06(c) or (e), as the case may be), or (B) the first paragraph of Section 13.06(g) of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 13.13(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in clause (2) of the definition of Designated Event in Section 1.01 of the Indenture.

Consequence of Merger Events/ Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer:

(i) the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options and the Option Entitlement; provided, however, that such adjustment shall be made without regard to any adjustment to the Exchange Rate for the issuance of additional shares as set forth in Section 13.12 of the Indenture; and

(ii) the Calculation Agent may, in its sole discretion, make any further adjustment consistent with the Modified Calculation Agent Adjustment set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable, to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction; provided that in no event shall the Cap Price be less than the Strike Price; provided that, with respect to a Merger Event, if the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply; and provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions of subparagraphs (i) and

(ii) above regardless of whether any Merger Event or Tender Offer gives rise to an Early Exchange (as defined below).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable

Failure to Deliver	Applicable

Determining Party:	For all applicable Additional Disruption Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	Dealer

5. Account Details:

(a)	Account for payments to Counterparty:

Union Bank of California

21515 Hawthorne Blvd., Torrance, CA 90503-6564

ABA# 122 000 496

Acct: Kilroy Realty, L.P.

Acct No.: 93400-00622

Account for delivery of Shares to Counterparty:

To be provided by Counterparty

(b)	Account for payments to Dealer:

Bank of America, N.A.

New York, NY

SWIFT: BOFAUS65

Bank Routing: 026-009-593

Account Name: Bank of America

Account No.: 0012333-34172

Account for delivery of Shares from Dealer:

To be provided by Dealer

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: New York.

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attn: John Servidio

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty and Parent:

Kilroy Realty, L.P.

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

Attention: Richard E. Moran

                   EVP and CFO

Telephone No.:	(310) 481-8400
Facsimile No.:	(310) 481-6500

(b)	Address for notices or communications to Dealer:

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attention:	John Servidio
Telephone No.:	646-855-7127
Facsimile No.:	704-208-2869

8. Representations and Warranties of Counterparty and Parent

The representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of November 16, 2009, among Counterparty, Parent and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers party thereto, are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty and Parent hereby further represent and warrant to, and agree with, Dealer as of the Trade Date that:

(a)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty or Parent of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

(b)	Each of Counterparty and Parent is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following is true:

It is a corporation, partnership, proprietorship, organization, trust or other entity and:

(i)	it has total assets in excess of USD 10,000,000;

(ii)	its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(iii)	it has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(c)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty, Parent or the Shares.

(d)	Ownership positions held by Dealer or any of its affiliates solely in its capacity as a nominee or fiduciary do not constitute Beneficial Ownership or Constructive Ownership (as such terms are defined in the Charter) by Dealer.

(e)	Parent has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the letter agreement, dated as of March 27, 2007 and replaced by Parent as of November 16, 2009 (the “Waiver”), delivered by Parent to Dealer in connection with this Confirmation and entitled “Waiver of Ownership Limits”; such execution, delivery and performance have been duly authorized by all necessary corporate action on Parent’s part; and the Waiver has been duly and validly executed and delivered by Parent and constitutes its valid and binding obligation, enforceable against Parent in accordance with its terms.

(f)	Neither the execution and delivery of the Waiver nor the incurrence or performance of obligations of Parent thereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Parent, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound or to which Parent or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Parent or any of its significant subsidiaries filed as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2008 as updated by any subsequent filings.

(g)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

9. Other Provisions:

(a)	Opinions. Each of Counterparty and Parent shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Section 3(a) of the Agreement and Sections 8(e) and (f) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. Parent shall give Dealer written notice of any repurchase of Shares (a “Repurchase Notice”) at least ten Scheduled Trading Days prior to effecting such repurchase if, after giving effect to such repurchase, the Option Equity Percentage (as defined below) would be greater than 6.5%. Such Repurchase Notice shall set forth the number of Shares to be outstanding after giving effect to the relevant Share repurchase. In connection with the delivery of any Repurchase Notice to Dealer, (x) Parent shall, concurrently with or prior to such delivery, publicly announce and disclose the relevant repurchase or (y) Parent shall represent and warrant in such Repurchase Notice that the information set forth in such Repurchase Notice does not constitute material non-public information with respect to Parent or the Shares.

(c)	Exchange Rate Adjustments. Parent shall provide to Dealer written notice (such notice, an “Exchange Rate Adjustment Notice”) at least ten Scheduled Trading Days prior to consummating or otherwise executing or engaging in any transaction or event (an “Exchange Rate Adjustment Event”) that would lead to an increase in the Exchange Rate (as such term is defined in the Indenture), other than an increase pursuant to Section 13.06(a) of the Indenture, which Exchange Rate Adjustment Notice shall set forth the new, adjusted Exchange Rate after giving effect to such Exchange Rate Adjustment Event (the “New Exchange Rate”); provided that no such Exchange Rate Adjustment Notice needs to be provided unless, after giving effect to such Exchange Rate Adjustment Event, the Option Equity Percentage would be greater than 6.5%. In connection with the delivery of any Exchange Rate Adjustment Notice to Dealer, (x) Parent shall, concurrently with or prior to such delivery, publicly announce and disclose the Exchange Rate Adjustment Event or (y) Parent shall, concurrently with such delivery, represent and warrant that the information set forth in such Exchange Rate Adjustment Notice does not constitute material non-public information with respect to Parent or the Shares.

(d)	Regulation M. Neither Counterparty or Parent is on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty or Parent, as applicable, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of the Exchangeable Notes. Neither Counterparty nor Parent shall, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(e)	No Manipulation. Neither Counterparty nor Parent is entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(f)	Number of Repurchased Shares. Each of Counterparty and Parent represents that it could have purchased a number of Shares equal to (i) the product of the Number of Options, Option Entitlement and the amount by which the Cap Price exceeds the Strike Price, divided by (ii) the Cap Price, on the Exchange or otherwise, in compliance with applicable law, its organizational documents and any orders, decrees and contractual agreements binding upon Counterparty or Parent, on the Trade Date.

(g)	Board Authorization. Each of this Transaction and the issuance of the Exchangeable Notes was approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s and Parent’s board of directors will have duly authorized any repurchase of Shares pursuant to this Transaction. Each of Counterparty and Parent further represents that there is no internal policy, whether written or oral, of Counterparty or Parent that would prohibit Counterparty or Parent from entering into any aspect of this Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(h)	Transfer or Assignment.

(i)

Neither Counterparty nor Parent may transfer any of its rights or obligations under this Transaction without the prior written consent of Dealer. Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party (the “Transferee”) with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (i) the credit rating of Dealer at the time of the transfer and (ii) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer (such minimum rating, the “Minimum Agency Credit

Rating”); provided that the Transferee agrees not to transfer or assign all or any part of its rights or obligations under such transferred or assigned portion of this Transaction (the “Transferred Transaction”) to any third party unless such third party has a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (i) the credit rating of the Transferee at the time of the transfer and (ii) the Minimum Agency Credit Rating; and provided further that the Transaction will not, at the time of transfer, exceed the Threshold Value (as defined below) with respect to the Transferee and such Transferee agrees (i) to comply with Section 9(z) of this Confirmation with respect to its securities and (ii) not to transfer or assign all or any portion of the Transferred Transaction to any other third party unless such third party agrees to comply with Section 9(z) of this Confirmation with respect to its securities (it being understood that all references therein to Dealer shall instead refer to such Transferee or such subsequent third party, as applicable). If, after Dealer’s commercially reasonable efforts, Dealer is unable to effect such a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer of a sufficient number of Options such that no Excess Ownership Position (as defined below) exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. If the Waiver terminates or ceases to be valid, binding or enforceable against Counterparty, Dealer may designate any Exchange Business Day as an Early Termination Date with respect to all or a portion of this Transaction. Solely for purposes of this subsection, following receipt of any Repurchase Notice or Exchange Rate Adjustment Notice, any determination of whether an Excess Ownership Position exists shall incorporate the deemed effect of the relevant Share repurchase (in the case of a Repurchase Notice) or New Exchange Rate (in the case of an Exchange Rate Adjustment Notice). In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(p) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). An “Excess Ownership Position” exists at any time if (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 6.5%, (C) Dealer’s “Beneficial Ownership” or “Constructive Ownership” (as such terms are defined in the Charter) of “Common Stock” (as such term is defined in the Charter) exceeds 8.5%, (D) the percentage of the total vote or the total value of Dealer’s securities that this Transaction represents exceeds 9.5%, or (E) the Share Amount exceeds the Applicable Share Limit (if any applies). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty relating to the Exchangeable Notes, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(ii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(i)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date;

(iii)	Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above; and

(iv)	if Counterparty declares a dividend or other distribution with respect to Shares with an ex dividend date falling on or after a Nominal Settlement Date and prior to a Staggered Settlement Date, then in addition to any Shares it delivers on such Staggered Settlement Date, Dealer shall deliver to Counterparty the amount of such dividend or other distribution in respect of such Shares on the Exchange Business Day next following its receipt of such dividend or distribution.

(j)

Early Unwind. In the event the sale of Additional Securities is not consummated with the Initial Purchasers for any reason or Counterparty fails to deliver to Dealer opinions of counsel to Counterparty as required pursuant to Section 9(a) by the close of business in New York on November 24, 2009 (or such later date as agreed upon by the parties) (November 24, 2009 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer, Counterparty and Parent under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that if the sale is not consummated for any reason other than a default by Dealer, Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates and reimburse Dealer for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by Dealer in its sole good faith discretion. Dealer shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(k)	Reserved.

(l)	Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, (i) an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will adjust the Cap Price to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.35 per Share per quarter. Upon any adjustment to the Reference Dividend (as defined in the Indenture) for the Exchangeable Notes pursuant to the penultimate paragraph of Section 13.06(d) or Section 13.13(c) of the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(m)	Additional Termination Events.

(i) Notwithstanding anything to the contrary in this Confirmation, upon any exchange of Exchangeable Notes with an Exchange Date occurring prior to August 15, 2014 (any such exchange, an “Early Exchange”):

(A) Counterparty shall within one Scheduled Trading Day of the Exchange Date for such Early Exchange provide written notice (an “Excluded Exchange Notice”) to Dealer specifying the number of Exchangeable Notes exchanged on such Exchange Date;

(B) such Early Exchange shall constitute an Additional Termination Event hereunder with respect to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Exchangeable Notes surrendered for exchange in connection with such Early Exchange minus the “Affected Number of Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Exchangeable Notes and (y) the Number of Options as of the Exchange Date for such Early Exchange;

(C) in respect of any such Additional Termination Event, (x) the sole Affected Transaction shall consist of a transaction identical to the Transaction except that Number of Options for such Affected Transaction shall equal the Affected Number of Options and Counterparty shall be deemed the sole Affected Party and (y) the Transaction shall remain in full force and effect, except that the Number of Options subject to the Transaction immediately prior to the Exchange Date for such Early Exchange shall, as of such Exchange Date, be reduced by the Affected Number of Options;

(D) notwithstanding anything to the contrary in the Agreement, Dealer shall designate an Early Termination Date in respect of such Affected Transaction, which shall be no earlier than one Scheduled Trading Day following the Exchange Date for the related Early Exchange;

(E) notwithstanding anything to the contrary in the Agreement, the amount payable in respect of such Affected Transaction in respect of each Option that is part of such Affected Transaction (an “Affected Option”) shall equal the lesser of (i) the amount payable pursuant to Section 6 of the Agreement in respect of each Affected Option and (ii) the total value deliverable by Counterparty in respect of each $1,000 principal amount of such Exchangeable Notes in excess of $1,000, whether in cash and/or in Shares (the value of Shares deliverable by Counterparty to be based on the opening price as displayed under the heading “Op” on Bloomberg page KRC.N <equity> (or any successor thereto) on the Settlement Date for such Exchangeable Notes, as determined by the Calculation Agent); and

(F) for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Dealer shall assume that (x) the relevant Early Exchange and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto and thereafter had not occurred and do not occur, (y) no adjustments to the Exchange Rate have occurred pursuant to Section 13.06(g) or Section 13.12 of the Indenture and (z) the corresponding Exchangeable Notes remain outstanding.

(ii) Notwithstanding anything to the contrary in this Confirmation, if (1) any Exchangeable Notes are repurchased for cash (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty, (2) any Exchangeable Notes are delivered to Counterparty in exchange (pursuant to a tender offer or otherwise) for any securities, property or other assets, other than pursuant to the terms of the Indenture, or (3) any principal of any of the Exchangeable Notes is repaid prior to the final maturity date of the Exchangeable Notes (whether following acceleration of the Exchangeable Notes or otherwise), then in any such case, Counterparty shall immediately notify Dealer in writing of such event and the number of Exchangeable Notes in respect of which such event has occurred (such notice, a “Bond Repurchase Notice”). If either (x) Counterparty delivers a Bond Repurchase Notice to Dealer in accordance with this Section 9(m)(iii) and represents to Dealer in writing in such Bond Repurchase Notice that, at the time of delivery of such notice, none of Counterparty and its affiliates is in possession of any material non-public information regarding Parent, Counterparty or the Shares, or (y) an event of default with respect to Counterparty occurs under the terms of the Exchangeable Notes as set forth in Section 6.01 of the Indenture and the Exchangeable Notes are accelerated, then:

(A) the delivery of such notice, or the occurrence of such event of default and the acceleration of the Exchangeable Notes, as the case may be, shall constitute an Additional Termination Event with respect to the portion of this Transaction corresponding to a number of Options (the “Cancelled Options”) equal to the lesser of (x) the number of Exchangeable Notes in denominations of USD1,000 principal amount so repurchased, repaid or accelerated in connection with any of the events set forth above minus the number of “Cancelled Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Exchangeable Notes and (y) the Number of Options as of the date Dealer designates an Early Termination Date with respect to such Cancelled Options pursuant to clause (C) below;

(B) in respect of any such Additional Termination Event, (x) the sole Affected Transaction shall consist of a transaction identical to the Transaction except that Number of Options for such Affected Transaction shall equal the number of Cancelled Options and Counterparty shall be deemed the sole Affected Party and (y) the Transaction shall remain in full force and effect, except that the Number of Options subject to the Transaction immediately prior to the date Dealer designates an Early Termination Date with respect to such Cancelled Options pursuant to clause (C) below shall, as of such date, be reduced by the number of such Cancelled Options;

(C) notwithstanding anything to the contrary in the Agreement, (x) in the case of any such Additional Termination Event as a result of the delivery of a Bond Repurchase Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date in respect of such Affected Transaction pursuant to Section 6(b) of the Agreement (such day to occur as close as practicable, in Dealer’s commercially reasonable judgment, to the settlement date of the repurchase or repayment with respect to the Affected Portion), and (y) in the case of any such

Additional Termination Event as a result of the occurrence of an event of default and the acceleration of the Exchangeable Notes, if Counterparty has not delivered a Bond Repurchase Notice, then Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement;

(D) for the avoidance of doubt, for purposes of determining any amount payable pursuant to Section 6 of the Agreement in connection with such Additional Termination Event, Dealer (x) shall assume the relevant repurchase, repayment or acceleration of Exchangeable Notes and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto and thereafter, had not occurred and do not occur, and (y) may use a volume-weighted average price determined over a time period reasonably determined by Dealer.

(n)	Amendments to Equity Definitions. (i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material”.

(ii) Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an” and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(iii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(iv) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(o)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under this Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.

(p)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency or Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement or an Additional Termination Event as a result of an Early Exchange in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the

Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. For the avoidance of doubt, the parties agree that in calculating the Payment Obligation the Determining Party may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Settlement is applicable to this Transaction.

(q)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement on commercially reasonable terms substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price (as such term is defined in the Equity Definitions) on such Trading Days, and in the amounts, requested by Dealer.

(r)

Indemnification. Counterparty and Parent jointly and severally agree to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including, without limitation, losses relating to Dealer’s hedging or trading activities, losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider,” any losses resulting from the operation of any ownership limitations contained in the Charter and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of (i) Parent’s failure to publicly announce and disclose the contents of any Repurchase Notice or Exchange Rate Adjustment Notice, as the case may be, or (ii) Parent’s failure to provide Dealer with a Repurchase Notice or Exchange Rate Adjustment Notice on the day and in the manner specified in Section 9(b) or 9(c) respectively; and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of (i) Parent’s failure to publicly announce and disclose the contents of any Repurchase Notice or Exchange Rate Adjustment Notice, as the case may be, or (ii) Parent’s failure to provide Dealer with a Repurchase Notice or Exchange Rate Adjustment Notice in accordance with Section 9(b) or 9(c) respectively, such Indemnified Person shall promptly notify Parent in writing, and Counterparty and/or Parent, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty and/or Parent may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty and Parent shall not be liable for any settlement of any proceeding contemplated by this subsection that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent jointly and severally agree to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty and Parent shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this subsection that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this subsection is unavailable to an

Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty and Parent hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this subsection are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this subsection shall remain operative and in full force and effect regardless of the termination of this Transaction.

(s)	Notice of Certain Events.

(i)	Parent covenants and agrees that, as promptly as practicable following the public announcement of any transaction or event described in clause (1) of the definition of Designated Event in Section 1.01 of the Indenture, Parent shall notify Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated; and

(ii)	Counterparty covenants and agrees that, promptly following any adjustment to the Exchangeable Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Parent shall notify Dealer in writing of the details of such adjustment.

(t)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty, Parent and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty or Parent relating to such tax treatment and tax structure.

(u)	Right to Extend. Dealer may postpone, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the number of Options with respect to one or more of the Valid Days during such Settlement Averaging Period) if Dealer determines, based upon advice of counsel, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases or sales of Shares in connection with its hedging or settlement activity hereunder, in each case, in a manner that would, if Dealer were Parent or an affiliated purchaser of Parent, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(v)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of unitholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty or Parent; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty or Parent of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(w)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii)

each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(x)	Governing Law. New York law (without reference to choice of law doctrine).

(y)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(z)	Additional Provision. Dealer will use good faith efforts to ensure that the Transaction and the “Transaction” (as defined in the Base Call Option Confirmation) will not in the aggregate represent more than 10% (the “Threshold Value”) of the total vote or total value of all of Dealer’s outstanding securities, for purposes of Sections 856(c)(4)(B)(iii)(II) and (III) of the Internal Revenue Code of 1986, as amended, and will use good faith efforts to refrain from undertaking any transfer that would cause the Transaction and the “Transaction” (as defined in the Base Call Option Confirmation) in the aggregate to represent on the date thereof more than the Threshold Value of the total vote or value of all of the transferee’s outstanding securities for such purposes. Dealer hereby agrees to notify Counterparty promptly if it determines that the Threshold Value has been exceeded.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Bank of America, N.A., c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, NY 10036, or by fax to 704-208-2869.

Very truly yours,

Bank of America, N.A.

By:	/s/ Christopher A. Hutmaker
Authorized Signatory
Name:	Christopher A. Hutmaker

Accepted and confirmed
as of the Trade Date:

Kilroy Realty, L.P.

By	Kilroy Realty Corporation
its General Partner

	By:	/s/ Tyler H. Rose
	Name:	Tyler H. Rose
	Title:	Senior Vice President and Treasurer

	By:	/s/ Heidi R. Roth
	Name:	Heidi R. Roth
	Title:	Senior Vice President and Controller

Kilroy Realty Corporation

	By:	/s/ Tyler H. Rose
	Name:	Tyler H. Rose
	Title:	Senior Vice President and Treasurer

	By:	/s/ Heidi R. Roth
	Name:	Heidi R. Roth
	Title:	Senior Vice President and Controller